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[PROVINCE HEALTHCARE LOGO]

                                                                    EXHIBIT 99.1

                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615) 370-1377

                          PROVINCE HEALTHCARE APPOINTS
                  CHRISTOPHER T. HANNON CHIEF FINANCIAL OFFICER

      Brentwood TN, October 23, 2002 - Province Healthcare Company (NYSE: PRV) today announced that Christopher T. Hannon, Vice President and Treasurer of the Company, has been named Senior Vice President and Chief Financial Officer, effective immediately. Mr. Hannon will succeed Stephen M. Ray, who is moving to a consulting role in order to devote his full attention to family obligations.

      Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "Steve Ray, who agreed to come out of retirement to work with us, has made valuable contributions to the Company. We were fortunate to be able to benefit from his significant financial expertise during an important period in our growth. We respect his decision and appreciate his continuing as a consultant on a part-time basis.

      I am very pleased to welcome Chris Hannon to his new role. Chris has distinguished himself during his tenure with Province, having been central to the Company's successful public offerings and responsible for banking relationships, and he will continue to make important contributions to our growth and success."

      Mr. Hannon, 40, who served as interim CFO of the Company in 2001, will be responsible for all areas of finance for Province. He joined Province in 1996 as Vice President and Assistant Treasurer. Before joining the Company, he was a member of the Healthcare Group at Sun Trust Bank for 12 years, leaving as Vice President of the group.

      Mr. Hannon earned a BBA in finance from the University of Georgia and a MBA from Belmont University. He is a Certified Cash Manager (CCM) and a member of the Healthcare Financial Management Association. Mr. Hannon has been an active supporter of the Nashville
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community, currently serving as Chairman of the Farmers' Market Board and a past
Treasurer of the Tennessee Association to Prevent Blindness.

      Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 13 states with a total of 2,315 licensed beds. The Company also provides management services to 35 primarily non-urban hospitals in 14 states with a total of 2,863 licensed beds.

CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY (PRV) AT (615) 370-1377